Exhibit 23.1

Consent of Amper, Politziner & Mattia, P.C.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-112704, No. 333-73842, No. 333-41880, No. 333-95647, No. 333-90971 and No. 333-88131) on Form S-8 of NetScout Systems, Inc. of our report dated March 29, 2005 relating to the financial statements of Quantiva, Inc. (the “Company”), which appears in this Form 8-K/A of NetScout Systems, Inc.

Our report dated March 29, 2005, contains an explanatory paragraph that states that the accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses, negative cash flow from operations, and has negative working capital, which raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    AMPER, POLITZINER & MATTIA P.C.

June 30, 2005